Exhibit 99.1

                           UCN, Inc. Announces Changes
                             to Board and Audit Firm


Draper, UT - July 22, 2004 - UCN, Inc. (OTCBB:UCNN) , a provider of business telecommunication services, including contact center software applications hosted within its national VoIP network, today announced it has engaged the services of a leading national audit firm, Deloitte & Touche LLP, and has made several changes to its board, resulting in the appointment of three new directors.

At the July 22, 2004, Board meeting, a resolution increasing the size of the Board to six persons was adopted and three new independent directors were appointed - Blake O. Fisher, Jr., Paul F. Koeppe and James H. Ozanne. These new outside directors join Theodore Stern, UCN Chairman and CEO, Paul Jarman, UCN President, and existing outside UCN Board member Steve Barnett. With this announcement, the company now has a majority of independent directors on its board.

The Board determined that Blake Fisher and James Ozanne qualify as "audit committee financial experts" as defined in the SEC Regulation S-K and all new directors meet the standards for independence set forth in the NASDAQ Marketplace Rules.

UCN engaged the services of Deloitte & Touche LLP as its new independent accountants as of July 22, 2004. "There were no disagreements with our previous audit firm," stated Paul Jarman, UCN President. "With this change and the election of three new independent directors to the Board, UCN is poised to enter its next stage of growth and to meet the qualification standards for listing on the NASDAQ Small Cap Market. We will apply for listing as soon as we meet the market price standards."

Blake O. Fisher, Jr.
Mr. Fisher, age 60, has been providing management and financial consulting to the telecommunications and utility industries since May 2002, including financial consulting to the USDA on Rural Utilities Service's broadband program. From May 2004 to the present he has served as chief financial officer for Fiber Utilities of Iowa, an entity that provides operation and construction services to municipal utilities. From May 2002 to May 2004 he was retired from business activities. From February 1996 to May 2002, he held senior management positions with McLeodUSA, a telecommunications provider, initially as Chief Financial Officer, then President of the company's Western region and as Chief Development Officer.

Paul F. Koeppe
Mr. Koeppe, age 54, is currently a director of Distributed Energy Systems Corp., a public company engaged in the business of creating and delivering products and services to the energy marketplace. He has served in this role since the acquisition of Northern Power Systems in December, 2003. He had been a director of Northern Power since 1998. Prior to his retirement in 2001, Mr. Koeppe was Executive Vice President of American Superconductor, an electricity solutions company, which had acquired Superconductivity, Inc. in 1997, a manufacturer of superconducting magnetic energy storage systems, which he founded and served as President. From 1993 to 1995, Mr. Koeppe was acting CEO and Chairman of the Executive Committee of the Board of Directors of Best Power, Inc., a supplier of uninterruptible power supply packages.

James H. Ozanne
Mr. Ozanne, age 60, has been Chairman of Greenrange Partners, a venture capital investment company, since 1996. He currently serves on the board of Distributed Energy Systems Corp. and as Chairman of the Board of PECO Pallet, a privately owned startup in the grocery pallet rental business. Mr. Ozanne is also the Restructuring Officer of Select Portfolio Servicing, Inc., a mortgage servicing company owned by PMI Group and Financial Security Assurance.

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About UCN
UCN, Inc. is a full service provider of data and voice, dedicated and switched long distance services and sells contact handling software services integrated and bundled with its national VoIP network. The UCN vision is to offer an affordable, flexible migration path from call center to contact center, enabling a business to respond quickly to its customers' requirements for voice, email, fax and chat contact strategies. The inNetwork(TM) family of products includes inContact(TM), an integrated package of advanced contact handling, reporting and administration applications, and inControl(TM), a unique, rapid application development tool. For more information on the company's products and services visit the UCN web site at http://www.ucn.net.

Safe Harbor Statement The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical facts which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

General Contact:                                Investor Contact:
Jan Johnson                                     Liolios Group Inc
UCN, Director of Marketing                      Scott Liolios or Ron Both
801-320-3263  jan.johnson@ucn.net               949-574-3860  scott@liolios.com

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